EXHIBIT 21

                 SUBSIDIARIES OF CAROLINA POWER & LIGHT COMPANY
                              AT DECEMBER 31, 1998

The following is a list of certain subsidiaries of Carolina Power & Light Company, their respective states of incorporation, and where applicable, the names under which such subsidiaries do business:

Interpath Communications, Inc.                   North Carolina

Strategic Resource Solutions Corp.               North Carolina

     ACT Controls, Inc. (1)                      North Carolina
     Applied Computer Technologies Corp. (1)     Delaware
     Diversified Control Systems, Inc. (1)       North Carolina
     Spectrum Controls, Inc. (1)                 North Carolina

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(1) Subsidiary of Strategic Resource Solutions Corp.